EX 99.1
Proterra Announces Appointment of Jeffrey Embt as Chief Accounting Officer

BURLINGAME, Calif., -- Proterra Inc (NASDAQ: PTRA), a leading innovator in commercial vehicle electrification technology, today announced the appointment of Jeffrey Embt as Chief Accounting Officer (CAO), effective June 8, 2023.

As Proterra’s CAO, Mr. Embt will report directly to Proterra Chief Financial Officer David Black and oversee the Company’s corporate accounting as well as internal control functions and process improvement.

Mr. Embt brings nearly 20 years of corporate accounting and financial management experience to Proterra. Prior to joining Proterra, Mr. Embt served as Head of Finance of BWXT Medical, a manufacturer of radiopharmaceuticals, radiotherapies, and medical isotopes. He previously held roles in technical accounting with companies including BWX Technologies and within the audit practice of Deloitte. A Certified Public Accountant, Mr. Embt holds a Bachelor of Science in Accounting and Finance from Coastal Carolina University.

“Jeff is a skilled finance leader with extensive experience driving corporate accounting and internal controls processes. I’m delighted to welcome him to our company as we focus on operating with financial discipline to advance our important mission,” said Proterra Chief Financial Officer David Black.

“It’s clear that the commercial vehicles are moving towards electrification and Proterra’s technology is powering this important market transformation. I look forward to joining the finance team and working across the company to support Proterra’s growth and success,” said Mr. Embt.

About Proterra
Proterra is a leader in the design and manufacture of zero-emission electric transit vehicles and EV technology solutions for commercial applications. With industry-leading durability and energy efficiency based on rigorous U.S. independent testing, Proterra products are proudly designed, engineered, and manufactured in America, with offices in Silicon Valley, South Carolina, and Los Angeles. For more information, please visit www.proterra.com

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